Contacts:
Denise Gillen, Investor Relations - (914) 244-5614
Mary Green, Media Relations - (914) 244-5595


      Reader's Digest Announces Reduced Quarterly Dividend

Company Expects Fiscal Year Earnings Per Share, After Fourth Quarter Charges, to Be About $1.20 and Announces Organizational Changes to
          Accelerate Implementation of Growth Strategy


PLEASANTVILLE, N.Y., July 11, 1997 -- The board of directors of The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today declared a quarterly dividend of 22.5 cents on each share of Class A nonvoting and Class B voting common stock. This dividend payment reflects a 50 percent reduction from the previous level of 45 cents. The dividend change allows the company to preserve cash to fund investment in the strategic growth program announced in April.
  The dividend is payable August 5, 1997, to stockholders of record at the close of business July 24, 1997. This is the 30th consecutive quarterly dividend paid by Reader's Digest since the company's initial public offering in 1990.
  The company expects earnings per share for the fiscal year ended June 30, 1997 to be about $1.20. This includes fourth quarter charges in a range of $0.20 to $0.25 per share associated with the strategic growth program. The company expects there will be additional charges in fiscal 1998 in connection with this program. Expected earnings per share also includes charges of about $0.20 per share primarily for inventory write-downs recorded in the fourth quarter, due largely to the unusually high difference between actual customer response to third and fourth quarter promotional mailings compared with expected response. The company previously reported that its fiscal 1997 results would be affected by lower customer response to many of its promotional mailings in most markets, increasing competitive pressures, and the continuing weakness of European economies affecting the recovery of the company's business performance in that region. Actual results are scheduled to be reported in the middle of August.

  The company also announced organizational changes, effective immediately, to align senior management with more geographic focus. A principal benefit will be to speed implementation of cross-border operational savings in the Americas and in Europe. The executives named below report to James P. Schadt, chairman and chief executive officer.

  In the Americas, George S. Scimone, president of Reader's Digest U.S.A., adds responsibility for Canada. Luis Velez, managing director of Reader's Digest Latin America, adds responsibility for Mexico. In Europe, William H. Willis, formerly president, Reader's Digest Pacific, becomes president, Reader's Digest Europe, replacing Martin J. Pearson who has resigned from the company. Glenda K. Burkhart, senior vice president, strategic planning and human resources, adds responsibility for the company's operations headquartered in Hong Kong and Australia.

  The Reader's Digest Association, Inc. is the preeminent global publisher and direct marketer of magazines, books, music, videos and new media products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Worldwide revenues were $3.1 billion for the fiscal year ended June 30, 1996. Global headquarters is in Pleasantville, NY.


  Statements contained in this news release, if not historical, are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from the results described in the forward-looking statements. Such risks and uncertainties include the level and rate of progress in the company's program to stabilize and restore growth in its operations, the effect of worldwide paper and postage costs, and the ability of the company to achieve earnings per share growth through internal investment, strategic alliances, joint ventures and other methods. The success of the company's program is in turn dependent on factors such as the effectiveness of the company's marketing strategies to grow its customer base and improve customer response rates, especially the impact of modified and varied promotional formats on customer responses, as well as the appeal of the company's mix of products, the accuracy of management's assessment of the current status of the company's business, the evolution of the company's organizational and structural capabilities, and general economic conditions. A further discussion of factors that could affect the company's results is included in the company's reports filed with the Securities and Exchange Commission.